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                     AMENDMENT NO. 1 TO MERGER AGREEMENT


     This AMENDMENT NO. 1 TO MERGER AGREEMENT (the "AMENDMENT") is dated as of March 19, 1999, and it serves as an amendment to the Agreement and Plan of Merger ("MERGER AGREEMENT"), dated as of March 9, 1999, among ANCHOR GAMING, a Nevada corporation ("PARENT"), OLIVE AP ACQUISITION CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("MERGER SUB"), and POWERHOUSE TECHNOLOGIES, INC., a Delaware corporation (the "COMPANY"). Capitalized terms not defined herein shall have the meaning given to them in the Merger Agreement.

     WHEREAS, the parties hereto wish to amend certain provisions of the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements set forth in this Amendment and the Merger Agreement, the parties hereto agree as follows:

     1. "Olive AP Acquisition Corporation" is deleted wherever it appears in the Agreement and replaced with "Anchor Powerhouse Acquisition Corporation," which is the new name of the Merger Sub. In SECTION 6.3(c) of the Merger Agreement, the reference made to the "Nevada Secretary of State" with respect to delivery of evidence of the existence and good standing of the Merger Sub is deleted and replaced with "Delaware Secretary of State."

     2. SECTION 5.2 of the Merger Agreement is deleted in its entirety and replaced with the following:

          SECTION 5.2 PROXY STATEMENT. Promptly after the execution of this Agreement, the Company and Parent will cooperate with each other and use all reasonable efforts to prepare, and the Company will file with the SEC, as soon as is reasonably practicable, a proxy statement, together with a form of proxy, with respect to the Special Meeting (as defined in SECTION 5.3). For the purposes of this Agreement, the term "Proxy Statement" means such proxy filed in final form with the SEC at the time it initially is mailed to the stockholders of the Company and all amendments or supplements thereto, if any, similarly filed and mailed. The Company will use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing and, as promptly as practicable after the Proxy Statement has been so cleared, will mail the Proxy Statement to the stockholders of the Company as of the record date for the Special Meeting. The Company represents that none of the information provided or to be provided by it, and Parent and Merger Sub represent that none of the information provided or to be provided by them, for use in the Proxy Statement will, on the date the Proxy Statement is first mailed to the stockholders of the Company and on the date of the Special Meeting, be false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in


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     order to make the statements therein, in light of the circumstances under which they are made, not misleading, and Parent, the Company, and Merger Sub each agrees to correct any information provided by it for use in the Proxy Statement that has become false or misleading in any material respect and file such amendments and supplements as are necessary. The Company agrees that the Proxy Statement will comply as to form in all material respects with all applicable requirements of federal securities laws and applicable state laws.

     3.  SECTION 5.1 of the Merger Agreement is amended by adding a new
Section 5.1(c):

         (c) Notwithstanding anything to the contrary contained in SECTION 5.1(b), it is understood and agreed that to become effective, the restrictions contained in SECTION 5.1(b)(i) through (viii) and (xiv) may require the approval of various gaming or other regulatory agencies and will require the approval of the Nevada Gaming Commission as to those subsidiaries of the Company that are Nevada gaming licensees and that such restrictions will be effective only to the extent permitted pursuant to the rules and regulations of such gaming or other regulatory authorities, it being the intent of the parties that such restrictions be effective to the maximum extent allowable by applicable law.

     4. SECTION 1.7 of the Merger Agreement is deleted in its entirety and replaced with the following:

         SECTION 1.7 OFFICERS. The following officers of the Company will be the initial officers of the Surviving Corporation and will hold office until the earlier of their death, resignation or removal:

           Michael D. Rumbolz             President and Secretary

     5. References to "SECTION 6.2(g)" made in SECTION 6.2(h) of the Merger Agreement are deleted and replaced with "SECTION 6.2(h)."

     6. Except as set forth in this Amendment, the Agreement is not modified in any respect.

     7. COUNTERPARTS. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date  first above written.


                             ANCHOR GAMING

                             /s/  Stanley E. Fulton
                             --------------------------------------
                             Name:  Stanley E. Fulton
                             Office: Chairman of the Board


                             ANCHOR POWERHOUSE ACQUISITION CORPORATION

                             /s/  Michael D. Rumbolz
                             --------------------------------------
                             Name:  Michael D. Rumbolz
                             Office:  President and Chief Executive Officer


                             POWERHOUSE TECHNOLOGIES, INC.

                             /s/ Richard M. Haddrill
                             --------------------------------------
                             Name:  Richard M. Haddrill
                             Office:  President and Chief Executive Officer